Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of S2 Golf, Inc. on Form S-8 of our report dated March 18, 1998, appearing in the Annual Report on Form 10-K of S2 Golf, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey

July 10, 1998